Exhibit 4.6

GRANTOR INTERCREDITOR AGREEMENT JOINDER

April 4, 2014

The undersigned, Archway Sales, LLC, a Delaware limited liability company, hereby agrees to become party as a Grantor under the ABL Intercreditor Agreement, dated as of March 31, 2011, among Bank of America, N.A., as ABL Agent for the ABL Secured Parties referred to therein; Bank of America, N.A., as Term Loan Agent for the Term Loan Secured Parties referred to therein; Nexeo Solutions, LLC, Nexeo Solutions Holdings, LLC and Nexeo Solutions Sub Holding Corp. (the “ABL Intercreditor Agreement”) for all purposes thereof on the terms set forth therein, and to be bound by the terms of the ABL Intercreditor Agreement as fully as if the undersigned had executed and delivered the ABL Intercreditor Agreement as of the date thereof.  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the ABL Intercreditor Agreement

The provisions of Article 7 of the ABL Intercreditor Agreement will apply with like effect to this Grantor Intercreditor Agreement Joinder.

[Signature Page Follows]

IN WITNESS WHEREOF, the party hereto has caused this Grantor Intercreditor Agreement Joinder to be executed by its officer or representative as of the date first above written.

ARCHWAY SALES, LLC

By:	/s/ Michael B. Farnell, Jr.
	Name:	Michael B. Farnell, Jr.
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Notice Address:
3 Waterway Square Place, Suite 1000
The Woodlands, TX 77380

[Signature Page to ABL Intercreditor Joinder]